UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
 Exchange Act of 1934
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First Northern Community Bancorp
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April 14, 2016

Dear Shareholder:
You are cordially invited to attend the 2016 Annual Meeting of Shareholders of First Northern Community Bancorp (the "Company") on Tuesday, May 17, 2016, at 5:30 p.m., local time.  The meeting will be held at First Northern Bank's Operations Center located at 210 Stratford Avenue in Dixon, California.  A reception will follow the meeting.
At the meeting, shareholders will be asked to elect as directors the eleven individuals nominated by the Board of Directors, to ratify the appointment by the Audit Committee of the Board of Directors of Moss Adams LLP as the Company's independent registered public accounting firm for the year ending December 31, 2016, and to approve such other matters as may properly come before the Annual Meeting or any adjournment thereof.  The accompanying Proxy Statement provides detailed information about the nominees for director, the independent registered public accounting firm, and other matters regarding the Annual Meeting.  Included with this Proxy Statement is the Company's Annual Report on Form 10-K for the year ended December 31, 2015.
The Board of Directors recommends that you vote "FOR" the election of the eleven directors nominated, and "FOR" ratification of the appointment by the Audit Committee of the Board of Directors of Moss Adams LLP as the Company's independent registered public accounting firm for the year ending December 31, 2016.
It is very important that as many shares as possible be represented at the meeting.  Whether or not you plan to attend the Annual Meeting, we respectfully ask that you sign and return the enclosed proxy in the postage–paid envelope as soon as possible.  So that we may provide adequate seating and refreshments, please be sure to indicate whether or not you plan to attend in person by completing the bottom portion of the proxy form.
We look forward to seeing you at the meeting on May 17th.
Sincerely,

Louise A. Walker
President and Chief Executive Officer
Enclosures

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
 May 17, 2016
To the Shareholders of First Northern Community Bancorp:
The 2016 Annual Meeting of Shareholders of First Northern Community Bancorp (the "Company") will be held at First Northern Bank's Operations Center located at 210 Stratford Avenue, Dixon, California 95620, on Tuesday, May 17, 2016, at 5:30 p.m., local time, to:
1.  Elect the following eleven (11) directors, each to serve until the next Annual Meeting of Shareholders, until their successors are elected and qualified, or until an individual director has reached the mandatory retirement age of 72 years (or, if approved by the Board of Directors by resolution, at the adjournment of the first meeting of the Board of Directors following his or her 72nd birthday):
Lori J. Aldrete  Gregory DuPratt  Owen J. Onsum
Frank J. Andrews, Jr.  Barbara A. Hayes   David W. Schulze
Patrick R. Brady  Richard M. Martinez  Louise A. Walker
John M. Carbahal   Foy S. McNaughton
2.  Ratify the appointment by the Audit Committee of the Board of Directors of Moss Adams LLP to act as the independent registered public accounting firm of First Northern Community Bancorp for the year ending December 31, 2016.
3.  Act upon such other matters as may properly come before such meeting or any adjournment or postponement thereof.
All of the above matters are more fully described in the accompanying Proxy Statement.
Shareholders of record at the close of business on March 31, 2016, are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.
You are strongly encouraged to attend the Annual Meeting and also to complete, sign, date and return as promptly as possible, the accompanying proxy card in the return envelope provided for your use whether or not you plan to attend the meeting in person.  The giving of such proxy will not affect your right to revoke such proxy or to vote in person, should you later decide to attend the Annual Meeting.

BY ORDER OF THE
 BOARD OF DIRECTORS

John M. Carbahal                                                                                                              Louise A. Walker
Chairman of the Board                                                                                                           President and Chief Executive Officer
Dated:  April 14, 2016

Table of Contents
2016 Annual Meeting Of Shareholders	1
Voting Rights and Vote Required	1
Voting of Proxies—Quorum	2
Revocability of Proxy	2
Proposal 1 Nomination and Election of Directors	3
Nominees	4
Board Oversight of Risk Management	6
Committees of the Board of Directors of the Company and the Bank	7
Report of the Compensation Committee	9
Board of Directors Meetings	11
Director Independence	11
Director Compensation	11
Report of Audit Committee	13
Pre-Approval Policy for Services Provided by our Independent Registered Public Accounting Firm	15
Security Ownership of Certain Beneficial Owners and Management	16
Executive Officers	18
Executive Compensation	18
Narrative to Summary Compensation Table	19
2015 Outstanding Equity Awards at Fiscal Year-End	23
Proposal 2 Ratification of the Company's Independent Registered Public Accounting Firm	24
Transactions with Related Persons	25
Insider Lending Policy	25
Section 16(A) Beneficial Ownership Reporting Compliance	25
Information Available to Shareholders	25
Shareholder Proposals	26
Other Matters	26

FIRST NORTHERN COMMUNITY BANCORP
 195 North First Street, Dixon, California 95620
PROXY STATEMENT
2016 Annual Meeting Of Shareholders
This Proxy Statement is furnished to the shareholders of First Northern Community Bancorp (the "Company") in connection with the solicitation of proxies to be used in voting at the 2016 Annual Meeting of Shareholders of the Company to be held on May 17, 2016, at First Northern Bank's Operations Center located at 210 Stratford Avenue, Dixon, California at 5:30 p.m., local time, and at any adjournment or postponement thereof.  The solicitation of proxies in the form accompanying this Proxy Statement is made by the Board of Directors of the Company, and the costs of such solicitation, including the expense of preparing, assembling, printing, and mailing this Proxy Statement and the material used in this solicitation of proxies, will be borne by the Company.  It is contemplated that proxies will be solicited through the mail, but officers and staff of the Company may solicit proxies personally.  The Company may, at its discretion, engage the services of a proxy solicitation firm to assist in the solicitation of proxies.  The total expense of this solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and others for their expenses in forwarding soliciting material and such expenses as may be paid to any proxy solicitation firm engaged by the Company.
It is expected that this Proxy Statement and accompanying Notice will be mailed to shareholders on or about April 14, 2016.
A proxy for the Annual Meeting is enclosed.  Any shareholder who executes and delivers a proxy has the right to revoke it at any time before it is voted by mailing an instrument revoking it, or a duly executed proxy bearing a later date, to our Corporate Secretary at 195 North First Street, Dixon, California 95620.  In addition, a proxy will be revoked if the person executing the proxy is present at the Annual Meeting and advises the Chairman of his or her election to vote in person.
The proxy also confers discretionary authority to vote the shares represented thereby on any matter that was not known at the time this Proxy Statement was mailed which may properly be presented for action at the Annual Meeting; action with respect to procedural matters pertaining to the conduct of the Annual Meeting; and election of any person to serve as a director in lieu of a bona fide nominee named herein, if such nominee is unable or unwilling to serve.
UNLESS REVOKED, ALL SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY RECEIVED IN TIME FOR THE MEETING WILL BE VOTED AS SPECIFIED IN SUCH PROXY OR, IF NOT SPECIFIED, THEN IN FAVOR OF ELECTION OF NOMINEES TO THE BOARD OF DIRECTORS, IN FAVOR OF THE RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF MOSS ADAMS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2016, AND IN THE DISCRETION OF THE PROXYHOLDERS WITH RESPECT TO ALL OTHER PROPOSALS PROPERLY BROUGHT BEFORE THE MEETING.
Voting Rights and Vote Required
Only shareholders of record at the close of business on the record date of March 31, 2016 will be entitled to vote in person or by proxy at the Annual Meeting.  On the record date, there were 10,704,559 shares of our common stock outstanding.

Shareholders of common stock of the Company are entitled to one vote for each share held, except that in the election of Directors, under California law and the Bylaws of the Company, each shareholder may be eligible to exercise cumulative voting rights and may be entitled to as many votes as shall equal the number of shares of common stock of the Company held by such shareholder multiplied by the number of directors to be elected, and such shareholder may cast all of such votes for a single nominee or may distribute them among two or more nominees.  No shareholder, however, shall be entitled to cumulate votes (in other words, cast for any candidate a number of votes greater than the number of shares of common stock held by such shareholder multiplied by the number of directors to be elected) unless the name(s) of the candidate(s) has (have) been placed in nomination prior to voting in accordance with Article III, Section 23 of the Company's Bylaws (which requires that nominations made other than by the Board of Directors be made at least 30 and not more than 60 days prior to any meeting of shareholders) and a shareholder has given notice to the Company of an intention to cumulate votes prior to the voting in accordance with Article II, Section 13 of the Company's Bylaws.  If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination, in which event votes represented by proxies delivered pursuant to this Proxy Statement may be cumulated, in the discretion of the proxyholders, in accordance with the recommendation of the Board of Directors.  Discretionary authority to cumulate votes in such event is, therefore, solicited in this Proxy Statement.
The vote required to approve each proposal is as follows:
1.
In the election of directors, the eleven nominees receiving the highest number of votes will be elected.  It is required that all shareholders who hold their shares in "street name" provide voting instructions for nominees as brokerage firms no longer have discretionary authority to vote your shares for you; therefore, we respectfully request you vote your proxy.

2.  Ratification of the appointment by the Audit Committee of the Board of Directors of the independent registered public accounting firm will require the affirmative vote of a majority of the shares represented and voting at the Annual Meeting.

If you hold your shares in street name, you must vote your shares in the manner prescribed by your brokerage firm, bank or other nominee.  Your brokerage firm, bank or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the brokerage firm, bank or other nominee how to vote your shares.  If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be "broker non-votes" and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote.  Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum.  Your broker or other nominee has discretionary authority to vote your shares on the ratification of Moss Adams LLP as our independent auditor.  Brokers that have sent proxy soliciting materials to a beneficial owner but have not received voting instructions from the beneficial owner may nevertheless vote on routine matters, including the election of directors and the ratification of the appointment by the Audit Committee of the Board of Directors of Moss Adams LLP as independent registered public accounting firm.  If you hold your shares in street name and you want to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker and present it at the Annual Meeting.

Voting of Proxies—Quorum
The shares of common stock of the Company represented by all properly executed proxies received in time for the Annual Meeting will be voted in accordance with the shareholders' choices specified therein; where no choices have been specified, the shares will be voted "FOR" each of the eleven nominees for director recommended by the Board of Directors, and "FOR" the ratification of the appointment by the Audit Committee of the Board of Directors of Moss Adams LLP as the independent registered public accounting firm for the year ending December 31, 2016, and at the proxyholder's discretion, on such other matters, if any, which may properly come before the Annual Meeting (including any proposal to adjourn the Annual Meeting).  A majority of the shares entitled to vote, represented either in person or by a properly executed proxy, will constitute a quorum at the Annual Meeting.

Abstentions and broker "non-votes" are each included in the determination of the number of shares present and voting for purposes of determining the presence of a quorum.
Revocability of Proxy
A shareholder using the enclosed proxy may revoke the authority conferred by the proxy at any time before it is exercised by delivering written notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company at our executive offices located at 195 North First Street, Dixon, California 95620, or by appearing and voting by ballot in person at the Annual Meeting after advising the Chairman of the shareholder's intention to do so.
Proposal 1
 Nomination and Election of Directors

At the Annual Meeting it will be proposed to elect eleven (11) directors of the Company, each to hold office until the next annual meeting, until their successors shall be elected and qualified, or until an individual director has reached the mandatory retirement age of 72 years (or, if approved by the Board of Directors by resolution, at the adjournment of the first meeting of the Board of Directors following his or her 72nd birthday).  It is the intention of the proxyholders named in the enclosed proxy to vote such proxies (except those containing contrary instructions) for the eleven (11) nominees named below.
The Board of Directors does not anticipate that any of the nominees will be unable or unwilling to serve as a director of the Company, but if that should occur before the Annual Meeting, the proxyholders, in their discretion, upon the recommendation of the Company's Board of Directors, reserve the right to substitute a nominee and vote for another person of their choice in the place and stead of any nominee unable or unwilling to serve.  The proxyholders reserve the right to cumulate votes for the election of directors and cast all of such votes for any one or more of the nominees, to the exclusion of the others, and in such order of preference as the proxyholders may determine in their discretion, based upon the recommendation of the Board of Directors.

Nominees
The following table sets forth each of the nominees for election as a director, their age, their position with the Company, and the period during which they have served as a director of the Company and the Bank.
Name	Age	Position with the Company	Director of Bank Since	Director of the Company Since
Lori J. Aldrete	69	Director – Vice Chairman	1995	2000
Frank J. Andrews, Jr.	67	Director	1993	2000
Patrick R. Brady	63	Director	2013	2013
John M. Carbahal	61	Chairman of the Board	1996	2000
Gregory DuPratt	62	Director	1996	2000
Barbara A. Hayes	52	Director	2016	2016
Richard M. Martinez	60	Director	2011	2011
Foy S. McNaughton	65	Director	2000	2000
Owen J. Onsum	71	Director	1996	2000
David W. Schulze	71	Director	1978	2000
Louise A. Walker	55	President, Chief Executive Officer and Director	2011	2011

Lori J. Aldrete is the owner of Aldrete Communications, a regional public affairs, marketing and communications firm headquartered in Davis, California.  Ms. Aldrete is also the Executive Vice President/Chief Operating Officer of Aldrete Enterprises.  Ms. Aldrete has held senior executive management positions for large healthcare organizations in Sacramento and San Francisco, and worked in the business and communications fields for more than 35 years.  She received her undergraduate degree in Communications from Michigan State University and her Master of Business Administration from California State University Sacramento.  Ms. Aldrete helped found and operate more than five successful small business ventures since 1977.  During the past 20 years, Ms. Aldrete has worked with or served on numerous boards, including her current roles as a board member of First Northern Bank, First Northern Community Bancorp and the United Way California Capitol Region.  Ms. Aldrete's service on boards both in the private and public sectors and her ownership of small businesses and management positions of large organizations has provided her with extensive knowledge and experience in strategic planning, corporate governance, marketing, and management.  Ms. Aldrete is the Chairman of the Bank's Compensation Committee, and a member of the Bank's Information Services Steering, Loan, and Nominating and Corporate Governance Committees.
Frank J. Andrews, Jr. has been President of Andrews, Lando & Associates since 1995, and a partner in ASB Properties, established in 1990, both of which are real estate development firms.  Prior to that time, Mr. Andrews was President of Andrews Management Services for three years and Vice President of Amos & Andrews, Inc., for fifteen years.  Andrews Management Services and Amos & Andrews, Inc. are also real estate development companies.  For the past 30 years, Mr. Andrews has worked with various cities and agencies throughout Solano County.  Mr. Andrews is a retired board member, past president, and member of the Solano Farm Land Trust.  He served as a board member on the Solano County Economic Council in the past, whose mission was to bring industry to Solano County.  Mr. Andrew's service on boards both in the private and public sectors and his experience in land development has provided him with extensive knowledge and experience in marketing, real estate development, and management.  Mr. Andrews is a member of the Bank's Asset Quality and Loan Committees.

Patrick R. Brady is Chief Executive Officer of Sutter Roseville Medical Center.  He has been involved with Sutter since 1981, and has been in his current position since January 1999.  Prior to assuming his current duties, Mr. Brady served as the Chief Executive Officer of Sutter Solano Medical Center (SSMC) for approximately six and a half years.  Prior to SSMC, he served in a variety of executive level positions with Sutter Health in the greater Sacramento Area and in hospital management in Los Angeles, California and Tucson, Arizona.  Mr. Brady has a Bachelor of Science degree in Public Administration from the University of Arizona, and a Masters degree in Hospital Administration from the University of Minnesota.  His professional activities include leadership roles in the American Hospital Association, American College of Healthcare Executives, California Healthcare Association, The Hospital Council of Northern and Central California, and the American Heart Association.  He has participated actively in local and regional affairs through Chamber of Commerce Boards, the Board of the Partnership HealthPlan of California, the Board of the Solano Coalition for Better Health, the Board for the Child Abuse Prevention Council for Placer County, the Board for Northern California P.E.T. Imaging, the Placer County Community Advisory Board, Rotary Club of Roseville, and the Roseville Economic Development Steering Committee.  Mr. Brady's service on boards both in the private and public sectors and experience as a Chief Executive Officer, has provided him with extensive knowledge and experience in financial management, corporate governance, and risk management.  Mr. Brady is a member of the Bank's Compensation and Asset Management and Trust Committees.
John M. Carbahal is a Certified Public Accountant and since 1984 has been a principal and shareholder of Carbahal & Company, Inc., an Accountancy Corporation.  Mr. Carbahal received his undergraduate degree in Business Administration – Accounting from California State University Chico, and his Masters of Business Administration from Golden Gate University.  He is currently a member of the American Institute of Certified Public Accountants, as well as the California Society of Certified Public Accountants.  He is very involved in the community as a member of the Davis Sunrise Rotary Club.  He is a past board member of the Yolo County Land Trust, and past president of the Winters Rotary Club and the Yolo County Chamber of Commerce, as well as a board member of First Northern Bank and First Northern Community Bancorp.  Mr. Carbahal's service on boards both in the private and public sectors, and his experience as a Certified Public Accountant and owning his own company has provided him with extensive knowledge and experience in financial management, corporate governance, risk management, and auditing.  Mr. Carbahal is Chairman of the Board, and Chairman of the Bank's Nominating and Corporate Governance Committee, and a member of the Bank's Audit, Compensation, and Loan Committees.
Gregory DuPratt served as Vice President/Sales Manager of Ron DuPratt Ford until 2014.  The Dixon automobile dealership and family business was established in 1956.  Prior to becoming Vice President, Mr. DuPratt worked in all phases of the dealership from the repair shop to accounting, sales, and sales management.  Mr. DuPratt graduated with honors from the University of Southern California with a Master of Business Administration.  He is very involved in the Community as a member of the Dixon Rotary Club (past President), Chamber of Commerce Board Member, Silveyville Cemetery District Board Member, numerous Ad Hoc Committees, and a board member of First Northern Bank and First Northern Community Bancorp.  Mr. DuPratt's management and marketing experience, in addition to his service on boards, has provided him with extensive operational and oversight experience with regard to corporate governance, marketing, and management.  Mr. DuPratt is the Chairman of the Bank's Asset Management and Trust Committee and a member of the Bank's Asset/Liability, Compensation, Nominating and Corporate Governance, and Profit Sharing Committees.
Barbara A. Hayes is a past President & CEO of the Sacramento Area Commerce and Trade Organization (SACTO), an economic development organization and business recruiter serving the six-county Sacramento Region.  Ms. Hayes served 14 years as President and CEO, and six years as Deputy Director.  Prior to joining SACTO, Ms. Hayes held positions with the California Trade and Commerce Agency, where she managed small business financial and technical assistance programs across the state.  She has extensive knowledge and experience with strategic vision and planning, economic development, public policy and legislative relations, marketing, and corporate communications.  Ms. Hayes holds a Bachelor of Arts in International Relations and Economics from the University of California, Davis.  She also completed coursework in accounting and business law at Sacramento State University, and holds a Public Service Ethics Certificate.  Ms. Hayes has served or is serving on the Boards of the Sacramento Employment Training Agency Workforce Investment Board, the California Safety Center, the California Statewide Certified Development Corporation, and as Chair of the Sutter Hospital Sacramento-Sierra Region Anderson Lucchetti Women's and Children's Center.  Ms. Hayes is a member of the Bank's Audit Committee.

Richard M. Martinez is a partner in Triad Farms, a diversified row crop farm that operates property in Solano and Yolo Counties.  He has been responsible for the financial management of the farming operations for over 30 years.  From 1981 to 1985, Mr. Martinez was employed by the Yolo County Flood Control and Water Conservation District in Yolo County and served as Division Manager for the Irrigation and Flood Control operations.  Mr. Martinez received a Bachelor of Science Degree in Agriculture from California State University at Chico.  He has served for the past 20 years and continues to be a director for the Dixon Resource Conservation District and also serves as the Chairman for the Dixon Joint Powers Authority for regional drainage.  Mr. Martinez remains active in many agricultural and natural resources related associations and advisory committees.  His experience in the management of both private and public sectors in the region has provided him with extensive knowledge of the local agriculture community.  Mr. Martinez is a member of the Bank's Audit, Compensation, and Loan Committees.
Foy S. McNaughton is the President and Chief Executive Officer of McNaughton Newspapers, a group of community newspapers that includes the Davis Enterprise, Daily Republic (Fairfield), Mountain Democrat (Placerville), Winters Express, and Life Newspapers (El Dorado County).  He has held this position since 1985 and also operates as the company's CFO.  His newspapers employ over 250 people in the local area.  Mr. McNaughton has served on the board of directors of many community groups such as the Davis and Fairfield Chambers of Commerce and Rotary Clubs.  He is past president of the Travis Regional Armed Forces Committee, Sutter Davis Hospital, and the Fairfield Community Services Foundation.  He has been a resident of Davis, California since 1973.  Mr. McNaughton's service on boards of both private and public sector companies has provided him with broad financial knowledge and experience in marketing and advertising and extensive operational and oversight management.  Mr. McNaughton is the Chairman of the Bank's Audit Committee and a member of the Bank's Compensation, Information Services Steering, Loan, and Nominating and Corporate Governance Committees.
Owen J. (John) Onsum served as the President and Chief Executive Officer of First Northern Bank of Dixon from 1997 to 2010. Mr. Onsum joined the Bank in 1972.  Mr. Onsum holds a Masters of Science in Agricultural Economics from the University of California, Davis, a Bachelor of Science in Economics from the University of California, Santa Barbara, and is also a graduate of the Pacific Coast Banking School at the University of Washington.  Mr. Onsum is past president of the Dixon Rotary Club and has served as a director on numerous association and non-profit boards, including: Solano Economic Development Corporation; UC Davis Mondavi Center for the Performing Arts; KVIE Channel 6; the California Bankers Association (CBA); the ABA National BankPac Committee; the Solano Community College Scholarship Foundation; Friends of the Dixon May Fair; the Dixon Chamber of Commerce; and the Dixon Community Church.  Mr. Onsum has extensive knowledge and experience in banking, financial management, risk management, corporate governance, and marketing.  Mr. Onsum is Chairman of the Bank's Loan Committee, and a member of the Bank's Asset/Liability, and Profit Sharing Committees.
David W. Schulze has been the owner/operator of a family farming operation since 1967, and as General Partner he continues to lease row crop land and manage a walnut orchard.  Prior to assuming that position, Mr. Schulze was involved in property management and apartment ownership.  Mr. Schulze formed a development partnership, which sold property to Pulte Homes in Dixon, and continues to partner a similar development in El Dorado County.  Mr. Schulze graduated from Occidental College with a Bachelor of Arts in Economics.  He has been a shareholder of First Northern since the early 1960's, and board member of First Northern Bank and First Northern Community Bancorp since 1978 and 2000, respectively.  Mr. Schulze's experience with both private and public companies has provided him with extensive knowledge and experience in agriculture, real estate development, marketing, and management.  Mr. Schulze is member of the Bank's Audit, Loan, and Nominating and Corporate Governance Committees.

Louise A. Walker has served as President and Chief Executive Officer of First Northern Community Bancorp and its wholly owned subsidiary, First Northern Bank, since January 1, 2011.  Ms. Walker joined First Northern Bank in 1979, and has been a member of Senior Management since 1989.  During her career, she has held a variety of positions, which included head of Operations and Data Processing and the oversight of Human Resources, Risk Management, Compliance, Accounting, and Finance.  Most recently, Ms. Walker held the position of Senior Executive Vice President/Chief Financial Officer.  She has a Bachelor of Arts degree in Management from Saint Mary's College of California.  Ms. Walker is Chairwoman-elect and a member of the California Banker's Association Board of Directors, member of Valley Vision Board of Directors, member of Yolo Food Bank Board of Directors, Vice Chairwoman and Treasurer of Solano Economic Development Corporation, member of Dixon Rotary, past member of the State Controller's Financial Literacy Advisory Committee, and past president of Soroptimist International of Dixon.  Ms. Walker is also a member of Lambda Alpha International, Sacramento Chapter.  Ms. Walker's extensive service as a board member of both private and public organizations has provided her with extensive knowledge and experience in the banking industry, financial management, risk management, corporate governance, and marketing.  Ms. Walker is a member of the Bank's Asset/Liability, Asset Management and Trust, Asset Quality, Loan, Information Services Steering, and Profit Sharing Committees.
None of the Directors of the Company were selected pursuant to arrangements or understandings other than with the Directors and shareholders of the Company acting within their capacity as such.  There are no family relationships between any of the directors, and none of the directors serve as a director of any other company which has a class of securities registered under, or subject to periodic reporting requirements of, the Securities Exchange Act of 1934, as amended, or any company registered as an investment company under the Investment Company Act of 1940.
Board Oversight of Risk Management
The Board of Directors of the Bank is engaged in Bank-wide risk management oversight, which constitutes substantially all of the assets of the Company.  The Board of Directors of the Bank relies upon the Chief Executive Officer and Chief Financial Officer/Chief Operating Officer to supervise day-to-day risk management and bring to its attention the most material risks to the Bank.  The Chief Executive Officer and Chief Financial Officer/Chief Operating Officer each provide reports directly to the Board of Directors of the Bank and certain of its committees, as appropriate.  Directors may also from time to time rely on the advice of outside advisors and auditors provided they have a reasonable basis for such reliance.
The Board of Directors of the Bank also delegates certain oversight responsibilities to its Board committees.  The full Board of the Bank considers strategic risks and opportunities and regularly receives detailed reports from the committees regarding risk oversight in their area of responsibility.  For example, while the primary responsibility for financial and other reporting, internal controls, compliance with laws and regulations, and ethics rests with the management of the Company and the Bank, the Audit Committee provides risk oversight with respect to our financial statements.  For a description of the functions of the various committees of the board, see "Committees of the Board of Directors of the Company and the Bank" below.
Committees of the Board of Directors of the Company and the Bank
The Company does not have Audit, Nominating or Compensation Committees or committees performing similar functions.  However, the Board of Directors of the Bank has several standing committees, as discussed below, including an Audit, Compensation, Loan, and Nominating and Corporate Governance committees, which perform the functions of such committees for the Company.  The Directors of the Company are also Directors of the Bank.  As such, the Bank committees supervise and review the activities of the Bank, which constitute substantially all of the assets of the Company on a consolidated basis.  The Audit Committee and Compensation Committee have charters.  Audit and Compensation Committee Charters are available for review on the Bank's website at www.thatsmybank.com.

The Bank has a standing Asset/Liability Committee composed of Gregory DuPratt, Owen J. Onsum, and Louise A. Walker.  Jeremiah Z. Smith, Senior Executive Vice President and Chief Financial Officer/Chief Operating Officer, is the Asset/Liability Committee Chairman.  The Asset/Liability Committee reviews and oversees the management of the Bank's assets and liabilities.  The Asset/Liability Committee held 7 meetings with Director participation in 2015.
The Bank has a standing Asset Management and Trust Committee composed of Patrick R. Brady, Gregory DuPratt, and Louise A. Walker.  Gregory DuPratt is the Asset Management and Trust Committee Chairman.  The Asset Management and Trust Committee held 4 meetings during 2015 for the purpose of reviewing the general status of the Bank's Asset Management and Trust Department.
The Bank has a standing Audit Committee composed of John M. Carbahal, Barbara A. Hayes, Richard M. Martinez, Foy S. McNaughton, and David W. Schulze.  Foy S. McNaughton is the Audit Committee Chairman.  The Audit Committee reviews and oversees the audit results for the Bank.  The Audit Committee of the Bank held 6 meetings during 2015.
The Bank has a standing Compensation Committee composed of Lori J. Aldrete, Patrick R. Brady, John M. Carbahal, Gregory DuPratt, Richard M. Martinez, and Foy S. McNaughton.  Lori J. Aldrete is the Compensation Committee Chairwoman.  The Compensation Committee held 5 meetings during 2015 for the purpose of reviewing and recommending to the Bank's Board of Directors the Bank's compensation objectives and policies and administering the Company's stock plans.
The Bank has a standing Asset Quality Committee composed of Frank J. Andrews, Jr. and Louise A. Walker.  Paul Ubrun, Vice President/Special Assets Manager, is the Committee Chairman.  The Asset Quality Committee held 4 meetings during 2015 for the purpose of reviewing and monitoring special assets in the Bank's loan portfolio.
The Bank has a standing Information Services Steering Committee composed of Lori J. Aldrete, Foy S. McNaughton, and Louise A. Walker.  Bruce Orris, Executive Vice President/Chief Information Officer, is Committee Chairman.  The Committee held 3 meetings during 2015 for the purpose of reviewing and monitoring bankwide IT issues and safety according to the Information Services Department policies and procedures.
The Bank has a standing Loan Committee composed of Lori J. Aldrete, Frank J. Andrews, Jr., John M. Carbahal, Richard M. Martinez, Foy S. McNaughton, Owen J. Onsum, David W. Schulze, and Louise A. Walker.  Owen J. Onsum is the Loan Committee Chairman.  The Loan Committee held 19 meetings during 2015 for the purpose of approving loans and loan policy.
The Bank has a standing Profit Sharing Committee composed of Gregory DuPratt, Owen J. Onsum, and Louise A. Walker.  The Profit Sharing Committee held 4 meetings during 2015 for the purpose of considering plan administration and investments.
The Bank has a standing Nominating and Corporate Governance Committee composed of Lori J. Aldrete, John M. Carbahal, Gregory DuPratt, Foy S. McNaughton, and David W. Schulze.  John M. Carbahal is the Nominating and Corporate Governance Committee Chairman.  The Nominating and Corporate Governance Committee held 2 meetings during 2015 for the purpose of considering corporate governance best practices and to review and nominate potential candidates for directors of the Bank and the Company as needed. This Committee fulfills the responsibilities of a director nominating committee for the Company. The Nominating and Corporate Governance Committee operates under a written charter.
The Nominating and Corporate Governance Committee will consider candidates nominated by the Company's shareholders, Directors, officers, and from other sources.  The Company does not have a formal policy with regard to the consideration of diversity in identifying Director nominees, but the Nominating and Corporate Governance Committee strives to nominate Directors with a variety of complementary attributes so that, as a group, the Board of Directors will possess the appropriate talent, skills, and expertise to oversee our business.  In evaluating candidates, the Board of Directors considers the attributes of the candidate (including skills, experience, diversity, age, and legal and regulatory requirements), and the needs of the Board of Directors, and will review all candidates in the same manner, regardless of the source of the recommendation.

The Board of Directors will consider candidates nominated by the shareholders of the Company if the nomination is made in writing in accordance with the procedures for nominating Directors of the Company, as described above in this Proxy Statement.  These nomination procedures are designed to give the Board of Directors advance notice of competing nominations, if any, and the qualifications of nominees, and may have the effect of precluding third–party nominations if the nomination procedures are not followed.
Pursuant to Article III, Section 23 of the Bylaws of the Company, director nominations, other than those made by the Board of Directors, shall be made by notification in writing delivered or mailed to the President of the Company, not less than 30 days or more than 60 days prior to any meeting of shareholders called for election of directors.  The provision also requires that the notice contain detailed information necessary to determine if the nominee is qualified under our Bylaws.  Under our Bylaws, no person may be a member of the Board of Directors:
•
who has not been a resident for a period of at least two years immediately prior to his or her election of a county in which any subsidiary of the Company maintains an office, unless the election of such person is approved by the affirmative vote of at least two-thirds of the members of the Board of Directors of the Company then in office,

•
who owns, together with his or her family residing with him or her, directly or indirectly, more than one percent of the outstanding shares of any banking corporation, affiliate or subsidiary thereof, bank holding company, industrial loan company, savings bank or association or finance company, other than the Company or any affiliate or subsidiary of the Company,

•
who is a director, officer, employee, agent, nominee, or attorney of any banking corporation, affiliate, or subsidiary thereof, bank holding company, industrial loan company, savings bank or association or finance company, other than the Company or any affiliate or subsidiary of the Company, or

•
who has or is the nominee of anyone who has any contract, arrangement or understanding with any banking corporation, or affiliate or subsidiary thereof, bank holding company, industrial loan company, savings bank or association or finance company, other than the Company or any affiliate or subsidiary of the Company, or with any officer, director, employee, agent, nominee, attorney or other representative of such covered entity, that he or she will reveal or in any way utilize information obtained as a director of the Company or that he or she will, directly or indirectly, attempt to effect or encourage any action of the Company.

Nominations not made in accordance with the procedures set forth in the Company's Bylaws may, in the discretion of the Chairman of the Annual Meeting, be disregarded, and, upon his or her instruction, the inspector(s) of election shall disregard all votes cast for such nominee(s).  A copy of Sections 22 and 23 of Article III of the Company's Bylaws may be obtained by sending a written request to:  Ms. Devon Camara-Soucy, Corporate Secretary, First Northern Community Bancorp, 195 North First Street, Dixon, California 95620.
The Bank has several other committees that meet on an as needed basis.
If you wish to communicate with the Board of Directors, you may send correspondence to the Corporate Secretary, First Northern Community Bancorp, 195 North First Street, Dixon, California 95620.  The Corporate Secretary will submit your correspondence to the Board of Directors or the appropriate committee, as applicable.

Report of the Compensation Committee
Role of the Compensation Committee
The Committee's purpose is to (a) review and recommend compensation objectives and policies to the Board of Directors, (b) administer the Bank's and the Company's stock plans, long-term incentive plans and certain employee benefit plans, (c) review and recommend to the Board the compensation of the Chief Executive Officer, and review and approve compensation for the Bank's other named executive officers, and (d) produce a Compensation Committee Report for inclusion in the Company's proxy statement for its annual meeting of stockholders.  The Compensation Committee is assisted by the Bank's human resources personnel and by a compensation consulting firm whose statistical analyses and other compensation information permit the Committee to compare the Bank's compensation policies with compensation levels and perquisites of other banking companies of similar size in California.  The compensation consultant was engaged by the Compensation Committee and no other services were provided.
Subject to the requirements of applicable law, the Compensation Committee may designate persons other than its members to carry out its responsibilities under the Company's incentive plans (including the selection of and the granting of awards under the plans to participants), except that the Compensation Committee may not delegate its authority with regard to the selection for participation of, or the granting of awards under the plans to, persons subject to Section 16 of the Securities Exchange Act of 1934.
The Charter of the Compensation Committee is available on the Company's website (www.thatsmybank.com), and is also available in print upon request (submit requests for copies of the Charter to First Northern Community Bancorp, Attn: Investor Relations, 195 North First Street, P.O. Box 547, Dixon, CA 95620).
Compensation Philosophy
The Bank seeks to design compensation programs that are fair and competitive and that attract, motivate, and retain exceptional employees throughout the Bank, while maintaining a strong relationship between the overall performance of the Bank and the level of compensation. Furthermore, the Bank believes that compensation programs, especially those for top executives, should be designed in a manner that aligns employee interests with those of the Company's shareholders. The executive compensation programs have the following objectives:
(a)	Base salaries targeted at between the 45th and 55th percentile of competitive practice.
(b)
Bonus or incentive compensation will be targeted between the 50th and 75th percentile of competitive practice and will be based on individual, unit, and/or total Bank performance.  At least 50% of executive bonus will be tied directly to overall Bank results.

(c)	Long term incentive including equity awards will be granted, as appropriate, by the Compensation Committee in accordance with the current stock compensation plan.
Role of Executive Officers in Compensation Committee Deliberations
The Compensation Committee frequently requests the Chief Executive Officer and other named executive officers to be present at Committee meetings to discuss executive compensation. Executive officers in attendance may provide their insights and suggestions, but only independent Compensation Committee members may vote on decisions regarding executive compensation.

The Compensation Committee discusses the Chief Executive Officer's compensation with her, but final deliberations and all votes regarding her compensation are made in executive session, without the Chief Executive Officer present. The Committee also reviews and approves the Chief Executive Officer's recommendations and input from the compensation consultant regarding the other named executive officers' compensation.
Compensation Components
Base Salary
The Chief Executive Officer's salary is reviewed annually by the Compensation Committee with reference to several surveys of salaries paid to executives with similar responsibilities at comparable banking companies.  The banking companies selected by the Compensation Committee for the compensation comparison can vary from year to year based upon market conditions and changes in both the Bank's and the compared banking companies' businesses over time.  The Bank believes that base salaries targeted between the 45th and 55th percentile of the selected peer group levels are adequate to attract and retain qualified executives necessary for the successful conduct and growth of the Bank's businesses.
Non-Equity Incentive Compensation
The Compensation Committee annually reviews and recommends an Incentive Compensation Plan for the employees of the Bank. The Bank's Incentive Compensation Plan seeks to motivate executives to work effectively to achieve the Bank's financial performance objectives and to reward executives when objectives are met. The Bank's Incentive Compensation Plan acknowledges Bank-wide, individual and unit performance, with targeted incentive compensation levels between the 50th and 75th percentile of the selected peer group levels. At least 50% of executive bonus will be tied directly to overall Bank results. The overall incentive compensation pool is created based on actual performance to goals. All executive officers are eligible to receive annual cash incentive compensation at the end of each year, if performance goals are achieved.
Option and Stock Purchase Plans
Under the Company's 2016 Stock Incentive Plan, the Compensation Committee, in its discretion, may grant key employees restricted stock and options to purchase the common stock of the Company.  The Chief Executive Officer and Named Executive Officer's grants are based on overall Bank results.  The grants are intended to recruit, retain, and motivate key employees and to align employee interests with the interests of the shareholders of the Company.  The Compensation Committee's decision to grant restricted stock and stock options takes into account such factors as:
(a)	Prior award levels;
(b)	Total awards received to date by individual employees;
(c)	The total stock award to be made and the employee's percentage participation in that award;
(d)	The employee's direct ownership of the Company common stock;
(e)	The number of the employee's restricted stock and options that are vested and non-vested; and
(f)	The number of shares of restricted stock and stock options outstanding as a percentage of total shares outstanding.

The Company's 2016 Stock Incentive Plan limits the total number of shares subject to options that may be granted to any individual participant in any year to a maximum of 25,000 shares.
The First Northern Community Bancorp 2016 Employee Stock Purchase Plan enables eligible employees, including officers, to purchase shares of Company common stock at a minimum 15% discount.  The shares are purchased at a price of 85% of the shares' fair market value on (a) the last trading day before the beginning of the participation period, or (b) the last trading day before the end of the participation period, whichever amount is less.  Fair market value is determined by a plan administrator selected by the Company's Board of Directors.  The amount the employee may purchase in any year may not exceed 10% of the employee's annual compensation for such year.
Benefits
During 2015, the Bank provided to its executive officers medical and other benefits that are generally available to the Bank's other employees.
Internal Revenue Code Limitations
The Compensation Committee believes it is in the shareholders' best interest to retain as much flexibility as possible in the design and administration of executive compensation plans.  The Company and the Bank recognize, however, that Section 162(m) of the Internal Revenue Code disallows a tax deduction for non-exempted compensation exceeding $1,000,000 paid for any fiscal year to a corporation's chief executive officer and the four other most highly compensated executive officers.  However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.  The Compensation Committee currently intends to structure performance-based compensation to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements.  While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee's overall compensation philosophy.  From time to time, the Compensation Committee may award compensation which is not fully tax deductible if the Compensation Committee determines that such award is consistent with its philosophy and in the best interests of the Company and its shareholders.
Board of Directors Meetings
In 2015, the Board of Directors of the Bank held 10 regularly scheduled meetings, and 7 joint meetings with the Board of Directors of the Company.  Each Director attended at least 75% of the aggregate of: (1) the total number of meetings of the Boards of Directors held during the period for which he or she has been a director; and (2) the total number of meetings of committees of the Boards of Directors on which he or she served during the period for which he or she served.  The Company has a policy to encourage Directors to attend the Annual Meeting.  All of the Directors attended the Annual Meeting of Shareholders in 2015.
Director Independence
The Board of Directors has determined that (1) a majority of the Company's directors, (2) each member of the Compensation Committee, (3) each member of the Audit Committee, and (4) each member of the Nominating and Corporate Governance Committee, is "independent" under the applicable standards set forth in the Nasdaq Marketplace Rules.  The Board of Directors has determined that all directors except Mr. Onsum and Ms. Walker are independent under the applicable standards set forth in the Nasdaq Marketplace Rules.

The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interest of the Company to make that determination based on the position and direction of the Company and the membership of the Board.  The Board has determined that having an independent director serve as Chairman is in the best interest of the Company's shareholders at this time.  This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing Board priorities and procedures.  Further, this structure permits the Chief Executive Officer to focus on the management of the Company's day-to-day operations.

Director Compensation

2015 Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	Total ($)
Lori J. Aldrete	$31,500	$31,500
Frank J. Andrews, Jr.	25,500	25,500
Patrick R. Brady	23,000	23,000
John M. Carbahal	36,700	36,700
Gregory DuPratt	29,000	29,000
Diane P. Hamlyn	23,900	23,900
Richard M. Martinez	31,500	31,500
Foy S. McNaughton	33,700	33,700
Owen J. Onsum	32,700	32,700
David W. Schulze	29,500	29,500
            1.      The Board of Directors of the Company and the Bank are comprised of the same eleven people.  Each director who is not an officer or employee of the Company or the Bank received $1,500 for each jointly-held and regularly scheduled meeting of the Boards of Directors attended, with the exception of the Board Chairman who received $1,900, $400 per special meeting of the Board of Directors, and $500 per Committee meeting attended with the Chairman of Committee meetings receiving $600, with the exception of the Audit Committee.  The Audit Committee members received $500 per meeting, with the Chairman of the Audit Committee receiving $700 per meeting.  In addition, each director received a $3,000 retainer fee.  Ms. Walker was an employee and she received no additional compensation for her services as a director for 2015.
The Company has Director Retirement Agreements with each of its non-employee directors with the exception of Patrick R. Brady, Barbara A. Hayes, Richard M. Martinez, and Owen J. Onsum.  The agreements were intended to encourage existing Directors to remain directors, providing the Company with the benefit of the Directors' experience and guidance in the years ahead.  On November 18, 2010, the Board of Directors determined that Director Retirement Agreements would not be offered to new members of the Board of Directors.
For retirement on or after the normal retirement age of 72, the Director Retirement Agreements provide a benefit for 10 years ranging from $10,000 annually for a director with 10 years of service to a maximum of $15,000 annually for a director with 15 or more years of service, including years of service prior to the effective date of the Director Retirement Agreements.  There are six directors who have served more than 15 years as a director and are eligible for director retirement benefits.  Benefits under the Director Retirement Agreements are payable solely to those directors who have served for at least 10 years, unless the director terminates service because of death or disability or unless the director's service terminates within two years after a change in control.

In the case of early termination of a director's service before age 72 for reasons other than death or disability or within two years after a change in control, he or she will receive over a period of 10 years aggregate payments equal to the retirement-liability balance accrued by the Company at the end of the year before the year in which the director's service terminated. However, early termination benefits will not be payable unless the director is at least 55 years of age and has served as a director for at least 10 years, including years of service prior to the effectiveness of the Agreements.  If a director becomes disabled before age 72, the director will receive a lump-sum payment in an amount equal to the retirement-liability balance accrued by the Company at the end of the year before the year in which disability occurred, regardless of whether the director has 10 years of service or has reached age 55.  If a change in control occurs and a director's service terminates within 24 months after the change in control, the director will receive a lump-sum payment equal to the retirement-liability balance accrued by the Company at the end of the year before the year in which termination occurred, regardless of whether the director has 10 years of service or has reached age 55. For this purpose, the term "change in control" means:
•	A merger occurs and as a consequence the Company's shareholders prior to the merger own less than 50% of the resulting company's voting stock;
•
A beneficial ownership report is required to be filed under the Securities Exchange Act of 1934 by a person (or group of persons acting in concert) to report ownership of 20% or more of the Company's voting securities; or

•
During any period of two consecutive years, individuals who constituted the Company's Board of Directors at the beginning of the two-year period cease for any reason to constitute a majority of the Board.  Directors elected during the two-year period are treated as if they were directors at the beginning of the period if they were nominated by at least two-thirds of the Directors in office at the beginning of the period.

No benefits are payable under the Director Retirement Agreements to a Director's beneficiaries after the Director's death.  A Director forfeits all benefits under the Director Retirement Agreement if his or her Director service terminates because of neglect of duties, commission of a felony or misdemeanor, or acts of fraud, disloyalty, or willful violation of significant Bank policies, or if the Director is removed by order of the Federal Deposit Insurance Corporation.
The Company has also purchased insurance policies on the lives of the Directors who entered into Director Retirement Agreements, paying the premiums for these insurance policies with one lump-sum premium payment of approximately $2.15 million.  The Company expects to recover the premium in full from its portion of the policies' death benefits.  The Company purchased the policies as an informal financing mechanism for the post-retirement payment obligations under the Director Retirement Agreements.  Although the Company expects these policies to serve as a source of funds for benefits payable under the Director Retirement Agreements, the contractual entitlements arising under the Director Retirement Agreements are not funded and remain contractual liabilities of the Company, payable on or after each Director's termination of service.
Under the Split Dollar Agreements and Split Dollar Policy Endorsements with the Directors, which were entered into on the same date the Director Retirement Agreements were executed, the policy interests are divided between the Company and each Director. The Split Dollar Agreements provide that a Director's designated beneficiary(ies) will be entitled to receive at the Director's death life insurance proceeds in the amount of:
(a) $120,000 if the Director dies before age 72,
(b) $60,000 if the Director dies after reaching age 72 but before age 75, and
(c) $30,000 if the Director dies thereafter.

The Director's beneficiary(ies) would receive no further benefits under the Director Retirement Agreement, and the Company's obligations under that agreement would be extinguished.  The Company is entitled to any insurance policy death benefits remaining after payment to the Director's beneficiary(ies).  There were no positive accruals made to the Director Retirement Agreements in 2015.
Director Non-Qualified Deferred Compensation
The Company has implemented an elective Deferred Director Fee Plan, a nonqualified plan providing unfunded deferred benefits for participating directors.  Under the Plan, deferred director fees earn interest at a rate determined annually by the Company.  During 2015, no Director elected to defer their director fees.   The Company is entitled to any insurance policy death benefits from an insurance policy purchased by the Company with a lump-sum premium payment of $75,000.  The Company purchased life insurance policies on the lives of participants in the Non-Qualified Deferred Compensation Plan as an informal financing mechanism.
Report of Audit Committee
The Audit Committee oversees relevant accounting, risk assessment, risk management and regulatory matters.  It meets with the Bank's and the Company's internal auditors and its independent registered public accounting firm to review the scope of their work as well as to review quarterly and annual financial statements and regulatory and public disclosures with the officers in charge of financial reporting, control, and disclosure functions.  After reviewing the independent registered public accounting firm's qualifications, partner rotation and independence, the Audit Committee appoints the independent registered public accounting firm subject to shareholder ratification, if required or sought.  In addition, the Audit Committee reviews reports of examination conducted by regulatory agencies and follows up with management concerning any recommendations and required corrective action, or to assess the Company's internal control over financial reporting.
The Audit Committee reports regularly to the Board of Directors of the Bank and the Company and has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate and necessary to perform its duties.  In performing its functions, as outlined in the Audit Committee Charter (available for review on the Bank's website at www.thatsmybank.com) approved annually by the Bank's Board of Directors, the Audit Committee of the Bank acts only in an oversight capacity and necessarily relies on the work and assurances of management, which has the primary responsibility for financial statements and reports, and of the Company's independent registered public accounting firm, who, in their report, express an opinion on the conformity of the Company's annual financial statements to generally accepted accounting principles.
In connection with the December 31, 2015 financial statements of the Company, the Audit Committee of the Bank:  (1) reviewed and discussed the audited financial statements with management; (2) discussed with the Company's independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61, as may be modified or supplemented; and (3) received the written disclosures and the letter from the Company's independent registered accounting firm required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed with the Company's independent registered public accounting firm such firm's independence.  Based upon these reviews and discussions, the Audit Committee of the Bank recommended to the Board of Directors that the audited financial statements of the Company be included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") for the fiscal year ended December 31, 2015.
Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, this report of the Audit Committee of the Bank's Board of Directors shall not be deemed to be incorporated by reference into any such filings except to the extent that it is specifically incorporated by reference therein.

The Audit Committee of the Bank's Board of Directors consists of five members who are each "independent directors," under the standards set forth in the Nasdaq Marketplace Rules.  The Board of Directors has determined that Mr. Carbahal and Mr. McNaughton are audit committee financial experts under the rules of the SEC.
Respectfully submitted,

Audit Committee

Foy S. McNaughton, Chairman
John M. Carbahal
                       Barbara A. Hayes
                       Richard M. Martinez
                       David W. Schulze

Audit and Non–Audit Fees
Audit Fees
The aggregate fees billed by Moss Adams LLP for professional services rendered for the audit of the Company's financial statements for fiscal year 2014 and the reviews of financial statements included in the Company's Forms 10-Q during 2014 were $196,622.  The total fees billed by Moss Adams LLP for professional services rendered for the audit of the Company's financial statements for fiscal year 2015 and the reviews of the financial statements included in the Company's Forms 10-Q during 2015 were $196,683.  Moss Adams LLP provided other permitted non-audit services other than audit services during 2014 and 2015.
Audit-Related Fees
The fees billed by Moss Adams LLP for assurance and related services that are reasonably related to the performance of the audit and review of the Company's quarterly and annual financial statements, including audits of financial statements of certain employee benefit plans, review of registration statements, and permitted internal audit outsourcing, for fiscal years 2014 and 2015 were $14,621 and $15,100, respectively.
Tax Fees
The aggregate fees billed for professional services rendered by Moss Adams LLP for tax compliance, tax advice and tax planning for fiscal years 2014 and 2015 were $23,000 and $19,285, respectively.  The aggregate fees billed for professional services rendered by Glenn Sutherland for tax compliance, tax advice and tax planning for fiscal years 2014 and 2015 were $3,700 and $4,650, respectively.

All Other Fees
No other fees were billed for fiscal years 2014 and 2015.
The Audit Committee of the Bank considered whether the provision of the services other than the audit services is compatible with maintaining Moss Adams LLP's independence.
Pre-Approval Policy for Services Provided by
our Independent Registered Public Accounting Firm
The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by the Company's independent registered public accounting firm.  The Audit Committee will consider annually and, if appropriate, approve the provision of audit services by the Company's independent registered public accounting firm and consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services.  The Audit Committee will also consider on a case-by-case basis and, if appropriate, approve specific engagements that are not otherwise pre-approved.  There were permitted non-audit services performed by Moss Adams LLP in 2015.
Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members.  The member or members to whom such authority is delegated shall report any specific approval of services at the Committee's next regular meeting.  The Audit Committee will regularly review summary reports detailing all services being provided by the Company's independent registered public accounting firm.

Security Ownership of Certain Beneficial Owners and Management

The figures in the table are based on beneficial ownership as of February 29, 2016, and have been adjusted for a 4% stock dividend paid by the Company on March 31, 2016 to shareholders of record on February 29, 2016.  Except as indicated in footnotes and subject to community property laws, where applicable, the individuals named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name	Shares beneficially owned	Shares acquirable within 60 days by exercise of options	Percent of stock
Lori J. Aldrete (1)	32,341	0	*
Frank J. Andrews, Jr. (2)	25,689	0	*
Patrick R. Brady (3)	3,624	0	*
John M. Carbahal (4)	63,272	0	*
T. Joe Danelson	6,557	2,903	*
Gregory DuPratt (5)	31,871	0	*
Barbara A. Hayes	187	0	*
Richard M. Martinez (6)	49,660	0	*
Foy S. McNaughton (7)	70,143	0	*
Owen J. Onsum (8)	181,643	14,935	1.84%
David W. Schulze (9)	350,805	0	3.28%
Jeremiah Z. Smith (10)	18,577	14,377	*
Louise A. Walker (11)	93,966	43,678	1.29%
All directors and executive officers as a group (13 people). (12)	928,335	75,893	9.38%
_________________________

*  Less than 1%.
(1)  Includes 24,424 shares held jointly with Ms. Aldrete's spouse, and 1,804 shares held by Ms. Aldrete as custodian for her grandchildren.
(2)  Includes 19,930 shares held separately in an IRA for Mr. Andrews' spouse.
(3)  Shares held jointly with Mr. Brady's spouse.
(4)  Includes 16,092 shares held jointly with Mr. Carbahal's spouse, 31,895 shares held by the Carbahal & Company An Annual Accumulation Company, of which Mr. Carbahal is a principal and partner, 2,198 shares held separately by Mr. Carbahal's spouse, and 5,607 shares held by John M. Simmons Irrevocable Family Trust, of which Mr. Carbahal is co-trustee and has voting power with respect to such shares.
(5)  Includes 12,408 shares held separately by Mr. DuPratt's spouse.
(6)  Includes 30,592 shares held in the name of Triad Farms, of which Mr. Martinez is a principal and shareholder, and 4,749 shares held separately by Mr. Martinez's spouse.
(7)  Includes 42,906 shares held by The McNaughton Family Trust, of which Mr. McNaughton is a co-trustee and shares voting and investment power with respect to such shares.
(8)  Includes 2,910 shares held jointly with Mr. Onsum's spouse, 159,169 shares held by the John and Rita Onsum Revocable Trust, of which Mr. Onsum is a co-trustee and shares voting and investment power with respect to such shares, and 18,718 shares held by the First Northern Bank of Dixon Profit Sharing Plan, of which Mr. Onsum is a trustee and shares voting and investment power with respect to such shares, of which beneficial ownership of 18,718 shares is disclaimed by Mr. Onsum.
(9)  Includes 101,747 shares held by The Schulze Family Trust, of which Mr. Schulze is trustee and has sole voting and investment power with respect to such shares, and 249,058 shares held by the RSJS GST Trust, of which Mr. Schulze is trustee and has sole voting power with respect to such shares.

(10)  Includes 445 shares held jointly with Mr. Smith's spouse and 296 shares held by Mr. Smith as custodian for his children.
(11)  Includes 47,424 shares held jointly with Ms. Walker's spouse, and 2,222 shares held by Ms. Walker as custodian for her child, and 18,718 shares held by the First Northern Bank of Dixon Profit Sharing Plan, of which Ms. Walker is a trustee and shares voting and investment power with respect to such shares of which beneficial ownership of 17,802 shares is disclaimed by Ms. Walker.
(12)  For purposes of these totals, the 18,718 shares held by the First Northern Bank of Dixon Profit Sharing Plan, which are listed as beneficially owned by each of Mr. Onsum and Ms. Walker, have been double counted.

Executive Officers
Set forth below is certain information regarding our executive officers.
Name and Title	Age	Principal Occupation During the Past Five Years
Louise A. Walker, President/Chief Executive Officer/Director	55	Senior Executive Vice President and Chief Financial Officer of the Company from 1997 through 2010, and President, Chief Executive Officer and Director of the Company since January 2011 to present.
Jeremiah Z. Smith, Senior Executive Vice President/Chief Financial Officer/Chief Operating Officer	40
Senior Vice President and Controller of the Company for 2010, Executive Vice President, Chief Financial Officer of the Company from 2011 through 2014, and Senior Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company since October 2014 to present.

T. Joe Danelson, Executive Vice President, Chief Credit Officer	58
Executive Vice President and Chief Banking Officer of Premier West Bank from April 2008 to January 2012, Executive Vice President and Chief Credit Officer of Premier West Bank from January 2012 to April 2013, Executive Vice President and Chief Credit Officer of Coastal Community Bank from May 2013 to December 2014, and Executive Vice President and Chief Credit Officer of the Company since January 2015.

Executive Compensation
The following table sets forth, for the years ended December 31, 2015, and December 31, 2014, a summary of the compensation earned by the Chief Executive Officer, Chief Financial Officer, and the Company's other named executive officer who earned over $100,000 in total compensation in 2015.
2015 Summary Compensation Table
Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($)(3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($)(5)	Total ($)
Louise A. Walker President, Chief Executive Officer and Director of the Bank and Company	2015	300,000	__	29,997	29,714	75,689	28,682	464,082
	2014	280,020	__	19,984	20,019	__	20,348	340,371

Jeremiah Z. Smith Senior Executive Vice President, Chief Financial Officer/Chief Operating Officer of the Bank and Company	2015	200,000	__	23,700	27,683	45,245	23,385	320,013
	2014	172,980	__	26,244	10,923	16,053	15,713	241,913

T. Joe Danelson Executive Vice President, Chief Credit Officer of the Bank and Company	2015	178,615	25,000	30,005	29,997	40,945	22,038	326,600
	2014	__	__	__	__	__	__	__

1.  Includes amounts contributed to the Company's Profit Sharing/401(k) Plan at the election of the named executive officers.
2.  The amount shown is for a one-time signing bonus.
3.  Amounts shown do not reflect compensation actually received by the named executive officer.  Instead, the amounts reported above in the "Stock Awards" and "Option Awards" columns represent the aggregate grant date fair value of stock awards and option awards granted in the respective fiscal years, as determined in accordance with ASC 718.  The grant date fair market value for stock options is based on certain assumptions that are explained in Note 14 to our financial statements for the year ended December 31, 2015, which are included in our Annual Report on Form 10-K.

4.  Amounts listed in this column represent bonuses paid under our Incentive Compensation Plan for 2015.  These amounts are not reported in a separately identified Bonus column because the awards are tied to corporate performance objectives.  Payments made with respect to 2015 performance were actually paid in March 2016.
5.  Includes retirement profit sharing contributions by the Company in 2014 and 2015.  The aggregate amount of perquisites and other personal benefits or property in 2014 and 2015 did not exceed $10,000 for any named executive officer.

 Narrative to Summary Compensation Table
Named Executive Officers
The Summary Compensation Table and the table which follows provide compensation information for Ms. Walker as the President and Chief Executive Officer, Mr. Smith as the Senior Executive Vice President and Chief Financial Officer/Chief Operating Officer, and Mr. Danelson as the other named executive officer of the Company, other than the President and Chief Executive Officer and Senior Executive Vice President and Chief Financial Officer/Chief Operating Officer, who received more than $100,000 in total compensation during 2015.
Non-Equity Incentive Plan Compensation
The Company uses annual incentives to focus attention on current strategic priorities and drive achievement of short-term corporate objectives. Awards are provided under the terms of the Company's Incentive Compensation Plan.  All executive officers are eligible to receive annual cash incentive compensation at the end of each year, if performance goals are achieved.  The overall incentive compensation pool is created based on actual performance to goals.
 The 2015 awards were contingent on company performance relative to Asset Quality, Efficiency Ratio, Core Deposit Growth, Return on Equity, Net Income and Overall Quality Loan Growth, which were weighted 20%, 15%, 5%, 10%, 10% and 40%, respectively.  Achievement of these measures allows for the creation of a pool for the annual incentive plan.  After taking into account the weighting of all metrics, the Compensation Committee determined that the annual Company incentive objectives for 2015 were achieved to the degree sufficient to pay out the dollars set aside in the pool.  With respect to 2015 performance, the Company made the cash payments identified in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.  The table below shows the award opportunities at threshold, target, and maximum, as well as each executive's actual award as a percentage of salary.  The Company reserves the right to exercise downward discretion on payout levels after performance levels have been certified.
Name	Annual Incentive Opportunity as Percent of Salary			Actual Award as a Percentage of Salary
	Threshold	Target	Max
Louise A. Walker	0%	25%	50%	25.23%
Jeremiah Z. Smith	0%	20%	45%	22.62%
T. Joe Danelson	0%	20%	40%	22.92%

Stock Option and Restricted Stock Awards
In 2015, the three named executive officers received grants of stock options and/or restricted stock awards under the Company's 2006 Stock Incentive Plan.  Stock option and restricted stock awards are in line with the Company's compensation philosophy which is designed to retain executive management and reward long-term contributions to the Company.  All stock options awarded to named executive officers during 2015 vest and become exercisable 25% at the end of the first year and 25% on the anniversary of each of the three years thereafter.  All restricted stock awards to named executive officers during 2015 cliff vest on the earlier of the fourth anniversary of the date of grant or upon retirement.
The numbers of stock options and restricted stock granted and exercise prices with respect to 2015 awards and detail regarding the number of options and restricted stock held by each named executive officer at year-end is set forth in the Outstanding Equity Awards at Fiscal Year-End Table.
At the Annual Meeting of Shareholders held on April 27, 2006, the Company's shareholders approved the First Northern Community Bancorp 2006 Stock Incentive Plan.  All option grants and restricted stock awards to named executive officers in 2014 and 2015 were made under the 2006 Stock Incentive Plan.  The Plan was terminated on January 28, 2016.  On May 19, 2015, the Company's shareholders approved the 2016 Stock Incentive Plan, which became effective on January 28, 2016, concurrent with the termination of the 2006 Stock Incentive Plan.

Employment Agreements

In January 2012, the Bank entered into an employment agreement with Ms. Walker.  The agreement has a one-year term which renews automatically for consecutive one-year terms unless the executive officer or the Bank gives advance notice that the agreement will not renew.  Pursuant to such terms, the employment agreement was extended on December 31, 2015 to December 31, 2016.  The initial annual base salary stated in the employment agreement was $234,600.  The base annual salary has been adjusted on an annual basis since 2012, and may continue to be adjusted at the beginning of each year based on Ms. Walker's performance in the preceding year, as determined by the Board of Directors.  Ms. Walker's annual base salary for 2015 is set forth above in the Summary Compensation.  Upon an involuntary termination without cause (as defined therein) or termination for good reason (as defined therein) outside a change of control period, Ms. Walker will receive, in a lump sum, 150% of the sum of (i) her annual base salary as of the date of termination and (ii) the average of the annual bonuses awarded to her for the three most recent consecutive years prior to the date of termination, as well as subsidized continuation health coverage for herself and her dependents for up to 18 months.  Upon an involuntary termination without cause or termination for good reason or election not to extend the term of her employment agreement within two years following a change of control, Ms. Walker will receive, in a lump sum, 250% of the sum of (i) her annual base salary as of the date of termination and (ii) the average of the annual bonuses awarded to her for the three most recent consecutive years prior to the date of termination, subsidized continuation health coverage for herself and her dependents for up to 24 months and outplacement assistance.
In April 2012, the Bank entered into an employment agreement with Mr. Smith.  The agreement has an initial nine-month term which renews automatically for consecutive one-year terms, unless the executive officer or the Bank gives advance notice that the agreement will not renew.  Pursuant to such terms, the employment agreement was extended on December 31, 2015 to December 31, 2016.  The initial annual base salary stated in the employment agreement was $148,000.  The base annual salary has been adjusted on an annual basis since 2012, and may continue to be adjusted at the beginning of each year based on Mr. Smith's performance in the preceding year.  Mr. Smith's annual base salary for 2015 is set forth above in the Summary Compensation.  Upon an involuntary termination without cause (as defined therein) or termination for good reason (as defined therein) outside a change of control period, Mr. Smith will receive, in a lump sum, 100% of the sum of (i) his annual base salary as of the date of termination and (ii) the average of the annual bonuses awarded to him for the three most recent consecutive years prior to the date of termination, as well as subsidized continuation health coverage for himself and his dependents for up to 18 months.  Upon an involuntary termination without cause or termination for good reason or election not to extend the term of his employment agreement within two years following a change of control, Mr. Smith will receive, in a lump sum, 200% of the sum of (i) his annual base salary as of the date of termination and (ii) the average of the annual bonuses awarded to him for the three most recent consecutive years prior to the date of termination, subsidized continuation health coverage for himself and his dependents for up to 24 months and outplacement assistance.

Salary Continuation Agreements and Supplemental Executive Retirement Plan Agreements
The Company does not have a qualified defined benefit pension plan providing retirement benefits based on final compensation and years of service.  However, the Company has entered into Salary Continuation Agreements or Supplemental Executive Retirement Plan Agreements ("SERP") with Ms. Walker and Mr. Smith.  From 2002 until December 2012, Ms. Walker had been a party to a Salary Continuation Agreement.  In 2006, the Board changed the manner in which retirement benefits are provided to executive officers.  The Board's intent was to coordinate the various forms of retirement benefits provided to executives in order to enhance internal equity and to better target the overall level of retirement benefits provided.  The result was the adoption of a new SERP that provides a total benefit of 50% of average compensation from three sources:  social security retirement benefits, the profit sharing plan, and the new SERP.  Mr. Smith and the Company entered into the new SERP agreement in 2011.
The Salary Continuation Agreements included a provision limiting changes to the agreement without executive written consent.  In order to comply with this provision, the Board in 2006 provided each executive officer the option to move from his or her Salary Continuation Plan into the new SERP.  Ms. Walker moved into the new SERP plan on December 31, 2012.
The Salary Continuation Agreements are intended to provide the officers with a fixed annual benefit for 10 years subsequent to retirement on or after the normal retirement age of 65.  The Salary Continuation Agreements provide for reduced benefits at early retirement age, which is the later of age 55 or the age at which the executive will have had 10 years of service.
The Salary Continuation Agreements also provide for payments prior to normal retirement or early retirement in certain cases, including disability and termination following a change in control.
The plan benefit is calculated using 3-year average salary plus 7-year average bonus (average compensation).  For each year of service, the benefit formula credits 2% of average compensation (2.5% for the Chief Executive Officer) up to a maximum of 50%.  Therefore, for an executive serving 25 years (20 years for the Chief Executive Officer), the target benefit is 50% of average compensation.
The target benefit is reduced for other forms of retirement income.  Reductions are made for 50% of the social security benefit expected at age 65 and for the accumulated value of contributions the Bank makes to the executive's profit sharing plan.  For purposes of this reduction, contributions to the profit sharing plan are accumulated each year at a 3-year average of the yields on 10-year treasury securities.  Retirement benefits are paid monthly for 120 months plus 6 months for each full year of service over 10 years, up to a maximum of 180 months.
The agreements provide for reduced benefits in the case of early retirement (the later of the executive officer's 55th birthday or the age at which the executive officer has at least 10 years of service with the Company).  The early commencement factor is 1.0 minus the product of 0.41667% multiplied by the number of full calendar months that early retirement precedes age 65.  Benefits are also payable in the event of death, disability, or termination within 24 months following a change in control.

Eligibility to participate in the Plan is limited to a select group of management or highly compensated employees of the Bank that are designated by the Board.
The Bank maintains a profit sharing plan for the benefit of its employees.  Employees who have completed 12 months and 1,000 hours of service are eligible.  Under the terms of this plan, a portion of the Bank's profits, as determined by the Board of Directors, will be set aside and maintained in a trust fund for the benefit of qualified employees.
2015 Outstanding Equity Awards at Fiscal Year-End*
Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#) (6)	Market or Payout Value of Shares That Have Not Vested (7) ($)

Louise A. Walker	9,232 9,380 4,421 4,013 9,180 2,864 4,262 1,786 -	- - - - - 952(1) 4,258(2) 5,359(3) 11,609(4)	18.29 16.96 12.88 3.92 3.71 4.40 5.28 6.73 7.31	01/30/2016 01/03/2017 02/15/2018 03/17/2019 03/18/2020 02/16/2022 02/21/2023 02/21/2024 02/16/2025	11,820	93,096

Jeremiah Z. Smith	1,417	-	18.29	01/30/2016	9,991	78,698
	2,293	-	3.71	03/18/2020
	2,580	-	4.14	03/17/2021
	1,720	573(1)	4.40	02/16/2022
	1,705	1,702(2)	5.28	02/21/2023
	975	2,923(3)	6.73	02/21/2024
	-	10,816(4)	7.31	2/16/2025

T. Joe Danelson	-	11,610(5)	7.30	01/04/2025	4,113	32,391
*  The figures in the table above are based on data as of December 31, 2015, and have been adjusted for a 4% stock dividend paid by the Company on March 31, 2016 to shareholders of record on February 29, 2016.
1.  All remaining unexercisable options will vest and become exercisable on February 16, 2016.
2.  Remaining unexercisable options will vest and become exercisable in two equal installments on February 21, 2016 and February 21, 2017.
3.  These options will vest and become exercisable in three equal installments on February 21, 2016, February 21, 2017, and February 21, 2018.
4.  These options will vest and become exercisable in four equal installments on February 16, 2016, February 16, 2017, February 16, 2018, and February 16, 2019.
5.  These options will vest and become exercisable in four equal installments on January 4, 2016, January 4, 2017, January 4, 2018, and January 4, 2019.
6.  These awards represent time based restricted stock awards that vest in their entirety on the fourth anniversary of grant date.  These awards were granted on February 16, 2012, February 21, 2013, February 21, 2014, January 5, 2015, and February 17, 2015.
7.  The fair value was determined using the closing price of First Northern Community Bancorp stock on December 31, 2015 adjusted for a 4% stock dividend paid on March 31, 2016 to shareholders of record on February 29, 2016.  The adjusted closing stock price on that date was $7.88.

Proposal 2
Ratification of the Company's Independent Registered
Public Accounting Firm
At the Annual Meeting a vote will be taken on a proposal to ratify the appointment of Moss Adams LLP by the Audit Committee of the Board of Directors to act as the independent registered public accounting firm of the Bank and the Company for the year ending December 31, 2016.  Although the appointment of independent public accountants is not required to be approved by shareholders, the Audit Committee believes shareholders should participate in such selection through ratification.
It is anticipated that a representative of Moss Adams LLP will be present at the Annual Meeting, and will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.
Ratification of the appointment by the Audit Committee of the Board of Directors of the independent registered public accounting firm will require the affirmative vote of a majority of the shares represented and voting at the Annual Meeting.
Your Board of Directors Recommends a vote "FOR" Ratification of the
Appointment of Moss Adams LLP by the Audit Committee of the
Board of Directors as the Bank's and the Company's Independent Registered
Public Accounting Firm for the Fiscal Year Ending December 31, 2016.

Transactions with Related Persons
Certain directors and executive officers of the Bank and the Company and corporations and other organizations associated with them and members of their immediate families were customers of and engaged in banking transactions, including loans, with the Bank in the ordinary course of business in 2014 and 2015.  Such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons.  These loans did not involve more than the normal risk of collectability or present other unfavorable features.  The total of loans granted to certain directors and executive officers in 2015 and 2014 was $4,236,000 and $3,651,000, respectively.
Insider Lending policy
The Board of Directors of the Company has a written insider lending policy that covers all officers, directors and "control persons" who have substantial share ownership or other control over election of directors.  Loans to insiders must be on terms that are substantially the same as those made to non-insiders, as demonstrated by the submission to the loan officer of at least three comparable non-insider loans that are comparable, including with respect to interest rates and collateral.  Extension of credit to insiders must be approved by the Board of Directors and be recommended by the Management Loan Committee and Directors Loan Committee.  Insider loans are also subject to maximum percentage and dollar limits.  The Board of Directors has not adopted a related party transactions policy with regard to transactions other than loans.  Company personnel are expected under the Company's code of ethics to make immediate disclosure of situations that might create a conflict of interest, or the perception of a conflict of interest, which includes transactions involving entities with which such personnel are associated.  The Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof).  Such transactions, after full disclosure of the material terms to the Board, must be approved by the members of the Board who are not parties to the specific transaction to determine that they are just and reasonable to the Company at the time of such approval, with those members of the Board (if any) who have an interest in the transaction abstaining.  Such procedures are consistent with the terms of California corporate law.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act, as administered by the SEC, requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of the Company.  Executive officers, directors and greater than ten percent shareholders are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.  Based solely upon a review of such reports, the Company believes that all reports required by Section 16(a) of the Exchange Act to be filed by its executive officers and directors during the last fiscal year were filed on a timely basis except that: (1) Ms. Hamlyn reported 7,239 shares, held in a trust of which she became trustee on November 8, 2014, and reported on March 24, 2015; (2) Mr. Schulze reported 530 shares, held in a trust of which he is trustee, which occurred on December 27, 2012 and was reported on March 27, 2015; (3) Mr. Onsum reported the sale of 1,648 shares from the Bank's Profit Sharing Plan, which occurred on May 1, 2015 and was reported on May 6, 2015; (4) Mr. Adamski reported the sale of 74 shares from the Bank's Profit Sharing Plan, which occurred on August 3, 2015 and was reported on August 6, 2015; (5) Ms. DeBra reported the sale of 95 shares from the Bank's Profit Sharing Plan, which occurred on August 3, 2015 and was reported on August 6, 2015; (6) Mr. Orris reported the sale of 149 shares from the Bank's Profit Sharing Plan, which occurred on August 3, 2015 and was reported on August 6, 2015; (7) Mr. Smith reported the sale of 15 shares from the Bank's Profit Sharing Plan, which occurred on August 3, 2015 and was reported on August 6, 2015; and (8) Ms. Walker reported the sale of 196 shares from the Bank's Profit Sharing Plan, which occurred on August 3, 2015 and was reported on August 6, 2015; (9) Mr. Walker reported the sale of 233 shares from the Bank's Profit Sharing Plan, which occurred on August 3, 2015 and was reported on August 6, 2015.

Information Available to Shareholders
A copy of First Northern Community Bancorp's Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2015 as filed with the Securities and Exchange Commission is included with this mailing.  additional copies will be furnished without charge to Shareholders upon written request to:  Devon Camara-Soucy, Corporate Secretary, First Northern Community Bancorp, 195 North First Street, Dixon, California 95620.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING:
THE PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K TO SHAREHOLDERS ARE AVAILABLE AT: WWW.THATSMYBANK.COM
First Northern Community Bancorp is required to file periodic reports and other information with the SEC under the Securities Exchange Act of 1934 and rules thereunder. Copies of the public portions of reports to the SEC may be inspected and copied at the headquarters of the SEC, 450 Fifth Street, NW, Washington, D.C. 20549.  Certain information is available electronically at the SEC's internet web site at www.sec.gov.  You can also obtain a copy of the Company's annual report on Form 10-K, this Proxy Statement and other periodic filings with the SEC through our website at www.thatsmybank.com.  The link to the Company's SEC filings is on the Investor Relations page of the Company's website.  No information contained on our website is incorporated by reference into this proxy statement.
Shareholder Proposals
Under the rules of the SEC, if a shareholder wants to include a proposal in the Company's proxy statement and form of proxy for presentation at the 2017 annual meeting of shareholders, the proposal must be received by the Company at its principal executive offices by December 16, 2016.
Under the Company's Bylaws, certain procedures are provided which a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders.
Nomination of directors must be made by notification in writing delivered or mailed to the President of the Company at the Company's principal executive offices not less than 30 days or more than 60 days prior to any meeting of shareholders called for election of directors and must contain certain information about the director nominee.  The Company's annual meeting of shareholders is generally held in April or May.  If the Company's 2017 annual meeting of shareholders that is due to be held May 16, 2017, is held on schedule, the Company must receive notice of any nomination no earlier than March 17, 2017, and no later than April 17, 2017.  The Chairman of the meeting may disregard the nomination of any person not made in compliance with the foregoing procedures.
Notice of any business item proposed to be brought before an annual meeting by a shareholder must be received by the Secretary of the Company not less than 70 days or more than 90 days prior to the first anniversary of the preceding year's annual meeting, unless the date of the 2017 annual meeting is advanced by more than 20 days or delayed by more than 70 days in which case notice must be received not more than 90 days and not less than the later of 70 days prior to the meeting or 10 days after the public announcement of the meeting date.  Assuming no such advance or delay, the Company must receive notice of any proposed business item no earlier than February 15, 2017, and no later than March 7, 2017.  If the Company does not receive timely notice, the Company's Bylaws preclude consideration of the business item at the annual meeting.  With respect to notice of a proposed item of business, the Bylaws provide that the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and certain information regarding the shareholder giving the notice.

A copy of the Company's Bylaws may be obtained upon written request to the Secretary of the Company at the Company's principal executive offices.
Other Matters
The management of the Company is not aware of any other matters to be presented for consideration at the Annual Meeting or any adjournments or postponements thereof.  If any other matters should properly come before the Annual Meeting, it is intended that the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their best business judgment, pursuant to the discretionary authority granted therein.

By Order of the Board of Directors

Louise A. Walker
President and
Chief Executive Officer

First Northern Bank
Operations Center
Parking
Beacon
Gas
Station
North First Street
210 Stratford Avenue
HWY 113 SOUTH
Sacramento →
Davis →
← Fairfield
← Vacaville
Stratford Avenue
INTERSTATE 80
Pitt School Road
City of Dixon
North First Street
West A Street

Operations Center Map